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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                       PAN PACIFIC RETAIL PROPERTIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    69806L104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  APRIL 4, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


------------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 2 of 8
------------------------                                     ------------------



   1    NAMES OF REPORTING PERSONS:
        Prometheus Western Retail, LLC

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

        NUMBER OF           5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                     0
        OWNED BY
          EACH              6    SHARED VOTING POWER
        REPORTING
         PERSON                        0
          WITH                   SOLE DISPOSITIVE POWER
                            7

                                       0

                            8    SHARED DISPOSITIVE POWER

                                       0

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%

  12    TYPE OF REPORTING PERSON*

               OO

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 3 of 8
------------------------                                     ------------------




   1    NAMES OF REPORTING PERSONS:
        LF Strategic Realty Investors L.P.

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

        NUMBER OF           5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                    0
        OWNED BY
          EACH              6    SHARED VOTING POWER
        REPORTING
         PERSON                       0
          WITH                   SOLE DISPOSITIVE POWER
                            7

                                      0

                            8    SHARED DISPOSITIVE POWER

                                      0

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%

  12    TYPE OF REPORTING PERSON

               PN

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 4 of 8
------------------------                                     ------------------

   1    NAMES OF REPORTING PERSONS:
        Lazard Freres Real Estate Investors L.L.C.

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

        NUMBER OF           5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                     0
        OWNED BY
          EACH              6    SHARED VOTING POWER
        REPORTING
         PERSON                        0
          WITH                   SOLE DISPOSITIVE POWER
                            7

                                       0

                            8    SHARED DISPOSITIVE POWER

                                       0

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%

  12    TYPE OF REPORTING PERSON*

               OO

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 5 of 8
------------------------                                     ------------------



   1    NAMES OF REPORTING PERSONS:
        Lazard Freres & Co. LLC

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

        NUMBER OF           5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                     0
        OWNED BY
          EACH              6    SHARED VOTING POWER
        REPORTING
         PERSON                        0
          WITH                   SOLE DISPOSITIVE POWER
                            7

                                       0

                            8    SHARED DISPOSITIVE POWER

                                       0

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%

  12    TYPE OF REPORTING PERSON*

               OO

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 6 of 8
------------------------                                     ------------------



ITEM 1(A)   NAME OF ISSUER:

            Pan Pacific Retail Properties, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1631-B South Melrose Drive

            Vista, California 92081

ITEM 2(A)   NAME OF PERSON FILING:

            This Amendment Number 1 to Schedule 13G (the "Amendment") is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): Prometheus Western Retail, LLC ("PWR LLC"), LF Strategic Realty Investors L.P. ("LFSRI"), Lazard Freres Real Estate Investors L.L.C. ("LFREI") and Lazard Freres & Co. LLC ("LF&Co." and together with PWR LLC, LFSRI and LFREI, the "Reporting Persons"). The Reporting Persons, along with Prometheus Western Retail Trust ("PWRT"), filed an initial Schedule 13G with the Securities and Exchange Commission on January 27, 2003. Since the date of that filing, and following the sale of the shares of the Issuer by the Reporting Persons, PWRT was dissolved and accordingly is no longer listed as a Reporting Person.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business office of each Reporting Person is 30 Rockefeller Plaza, 50th Floor, New York, NY 10020.

ITEM 2(C)   CITIZENSHIP:

            PWR LLC and LFSRI are organized under the laws of the State of Delaware. LFREI and LF&Co. are organized under the laws of the State of New York.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share.

ITEM 2(E)   CUSIP NO.:

            69806L104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4      OWNERSHIP:

            Please see the cover pages attached hereto.

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 7 of 8
------------------------                                     ------------------

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:[ ]

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10     CERTIFICATION:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------                                     ------------------
CUSIP No. 69806L104                     13G                     Page 8 of 8
------------------------                                     ------------------



                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

                                 PROMETHEUS WESTERN RETAIL, LLC

                                 By:   LF Strategic Realty Investors L.P.,
                                       its sole member

                                 By:   Lazard Freres Real Estate Investors
                                       L.L.C., its general partner


                                 By:   /s/ Mark Ticotin
                                       ------------------------------------
                                       Name:  Mark Ticotin
                                       Title: Managing Principal


                                 LF STRATEGIC REALTY INVESTORS L.P.

                                 By:   Lazard Freres Real Estate Investors
                                       L.L.C., its general partner


                                 By:   /s/ Mark Ticotin
                                       ------------------------------------
                                       Name:  Mark Ticotin
                                       Title: Managing Principal


                                 LAZARD FRERES REAL ESTATE INVESTORS L.L.C.


                                 By:   /s/ Mark Ticotin
                                       ------------------------------------
                                       Name:  Mark Ticotin
                                       Title: Managing Principal


                                 LAZARD FRERES & CO. LLC


                                 By:   /s/ Scott D. Hoffman
                                       ------------------------------------
                                       Name: Scott D. Hoffman
                                       Title: Managing Director